Exhibit 99.1

News Release

Merck & Co., Inc., Rahway, N.J., USA Announces Second-Quarter 2026 Financial Results; Highlights Key Regulatory and Clinical Milestones Across Broad, Diverse Pipeline

Sales Growth Reflects Continued Strength in Oncology, Including Initial Uptake of KEYTRUDA QLEX, and Animal Health, Plus Contributions From Launches Such as WINREVAIR

Financial Highlights

-	Total Worldwide Sales Were $16.6 Billion (5% Growth; 4% Growth ex-FX)
o	KEYTRUDA/KEYTRUDA QLEX[1] Sales Were $8.4 Billion (5% Growth; 4% Growth ex-FX); Includes KEYTRUDA QLEX Sales of $463 Million
o	WINREVAIR Sales Were $588 Million (75% Growth; 75% Growth ex-FX)
o	Animal Health Sales Were $1.8 Billion (8% Growth; 5% Growth ex-FX)
-	GAAP Loss per Share Was $0.54; Non-GAAP Loss per Share Was $0.13; GAAP and Non-GAAP Loss per Share Include a Charge of $2.31 per Share for the Acquisition of Terns

Pipeline & Portfolio Highlights

-	Received U.S. FDA Approval for LIPFENDRA (enlicitide), the First and Only Once-Daily Oral PCSK9 Inhibitor To Reduce LDL-C in Adults With Hypercholesterolemia
-	Announced Positive Data From TroFuse-005 Trial Evaluating Sacituzumab Tirumotecan (sac-TMT) in Certain Patients With Advanced or Recurrent Endometrial Cancer
-	Announced Positive Phase 3 Results From Once-Weekly Investigational Oral HIV Treatment Regimen of Islatravir and Lenacapavir, in Collaboration With Gilead

Full-Year 2026 Financial Outlook

-	Narrows and Raises Expected Worldwide Sales Range To Be Between $66.3 Billion and $67.3 Billion
-	Now Expects Non-GAAP EPS To Be Between $2.66 and $2.76; Outlook Includes Charges of $2.43 per Share for the Acquisition of Terns, Comprised of a One-Time Charge of $2.31 per Share as Well as Costs of Approximately $0.12 per Share To Finance the Acquisition and Advance MK-4208 (Formerly TERN-701)

1 Available in some markets as KEYTRUDA SC.

RAHWAY, N.J., Aug. 4, 2026 – Merck & Co., Inc., Rahway, N.J., USA (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2026.

“We continued to make substantial progress across our business this quarter, driven by strong execution and growing contributions from new product launches,” said Robert M. Davis, chairman and chief executive officer. “The FDA approval of LIPFENDRA is an exciting moment for our company and for patients, marking the latest milestone in our nearly 70-year legacy in cardiovascular disease. Together with key regulatory and clinical advances across oncology, HIV and immunology, this achievement reflects the strength of our pipeline and portfolio transformation as we bring forward the next wave of innovation. I am confident in the ongoing execution of our strategy as we deliver for patients and further enhance our long-term growth trajectory.”

Financial Summary

	Second Quarter
$ in millions, except EPS amounts	2026	2025	Change	Change Ex- Exchange
Sales	$16,607	$15,806	5%	4%
GAAP net (loss) income[2]	(1,335)	4,427	N/M	N/M
Non-GAAP net (loss) income that excludes certain items2,3*	(330)	5,366	N/M	N/M
GAAP EPS	(0.54)	1.76	N/M	N/M
Non-GAAP EPS that excludes certain items3*	(0.13)	2.13	N/M	N/M

*Refer to table on page 7.

N/M - Not meaningful

For the second quarter of 2026, Generally Accepted Accounting Principles (GAAP) loss / earnings per share (EPS) assuming dilution was a loss per share of $0.54 and non-GAAP loss per share was $0.13. Both the GAAP and non-GAAP loss per share were due to a charge for the acquisition of Terns Pharmaceuticals, Inc. (Terns) of $2.31 per share. Both GAAP and non-GAAP EPS in the second quarter of 2025 include a charge of $0.07 per share for an upfront payment related to a license agreement with Jiangsu Hengrui Pharmaceutical Co., Ltd. (Hengrui Pharma).

Non-GAAP EPS excludes acquisition- and divestiture-related costs and costs related to restructuring programs, as well as income and losses from investments in equity securities. Non-GAAP EPS in the second quarter of 2025 also excludes tax benefits primarily resulting from favorable audit reserve adjustments.

Year-to-date results can be found in the attached tables.

2 Net (loss) income attributable to the Company.

3 The Company is providing certain 2026 and 2025 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the Company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release.

Second-Quarter Sales Performance

The following table reflects sales of the Company’s top products and significant performance drivers.

	Second Quarter
$ in millions	2026	2025	Change	Change Ex- Exchange	Commentary
Total Sales	$16,607	$15,806	5%	4%
Pharmaceutical	14,760	14,050	5%	4%	Increase primarily driven by growth in oncology as well as cardiometabolic and respiratory, partially offset by a decline in diabetes.
KEYTRUDA/ KEYTRUDA QLEX	8,366	7,956	5%	4%	Growth primarily driven by strong global uptake in earlier-stage indications, including triple-negative breast cancer (TNBC), cervical cancer, head and neck cancer and bladder cancer, as well as higher global demand in metastatic indications, including urothelial cancer. Sales of KEYTRUDA QLEX were $463 million.
GARDASIL/GARDASIL 9	1,169	1,126	4%	3%	Increase primarily due to higher demand in Asia Pacific and Europe, as well as favorable timing of tenders in Europe, partially offset by lower demand in certain other international markets.
PROQUAD, M-M-R II and VARIVAX	592	609	-3%	-3%	Decrease primarily reflects lower demand in the U.S., partially offset by higher net pricing in the U.S., higher demand in Europe and favorable private-sector purchasing patterns for M-M-R II in the U.S.
WINREVAIR	588	336	75%	75%	Growth primarily reflects continued uptake in the U.S. and early launch uptake in certain international markets, particularly in Japan and Europe.
BRIDION	497	461	8%	8%	Growth primarily due to higher demand and net pricing in the U.S.
JANUVIA/JANUMET	429	623	-31%	-31%	Decline primarily due to lower demand and net pricing in the U.S. due to competition, as well as lower demand in China and most other international markets due to ongoing generic competition.
Lynparza*	365	370	-1%	-2%	Relatively flat compared with prior year.
PREVYMIS	295	228	29%	28%	Increase primarily due to higher demand in the U.S. and certain European markets, reflecting in part the launch of new indications.
Lenvima*	283	265	7%	6%	Growth primarily due to higher demand in the U.S., partially offset by lower net pricing.

	Second Quarter
$ in millions	2026	2025	Change	Change Ex- Exchange	Commentary
WELIREG	271	162	67%	67%	Growth primarily driven by higher demand in the U.S. and continued launch uptake in several international markets, particularly in Japan, as well as favorable wholesaler purchasing patterns in the U.S.
OHTUVAYRE	204	-	-	-	Product obtained as part of the Company’s October 2025 acquisition of Verona Pharma plc. Includes a benefit from the timing of specialty pharmacy purchases in the U.S.
CAPVAXIVE	184	129	42%	40%	Increase primarily driven by launch uptake in several international markets, particularly in Asia Pacific and Europe, as well as in the U.S.
VAXNEUVANCE	148	229	-35%	-36%	Decline primarily due to favorable prior period public-sector activity in the U.S., which increased sales in that period, as well as lower demand in the U.S. and in most international markets in the current period due to competitive pressure.
LAGEVRIO	5	83	-95%	-95%	Decline largely due to lower demand in Japan and the U.S.
Animal Health	1,775	1,646	8%	5%	Growth attributable to both Livestock and Companion Animal product portfolios.
Livestock	1,041	961	8%	6%	Growth primarily driven by higher demand for ruminant and poultry products.
Companion Animal	734	685	7%	5%	Growth primarily due to new product launches. Sales of BRAVECTO line of products were $359 million and $335 million in the current and prior-year quarters, respectively, which represents an increase of 7%, or 4% excluding impact of foreign exchange.
Other Revenues**	72	110	-35%	-34%	Decline primarily due to lower revenue from third-party manufacturing arrangements.

*Alliance revenue for this product represents the Company’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities.

Second-Quarter Expense and Related Information

The table below presents selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	(Income) Loss From Investments in Equity Securities	Non- GAAP[3]
Second Quarter 2026
Cost of sales	$4,395	$1,067	$184	$-	$3,144
Selling, general and administrative	2,904	17	-	-	2,887
Research and development	9,741	6	(1)	-	9,736
Restructuring costs	151	-	151	-	-
Other (income) expense, net	99	-	-	(191)	290

Second Quarter 2025
Cost of sales	$3,557	$576	$165	$-	$2,816
Selling, general and administrative	2,649	15	1	-	2,633
Research and development	4,048	3	53	-	3,992
Restructuring costs	560	-	560	-	-
Other (income) expense, net	(7)	-	-	(61)	54

GAAP Expense, EPS and Related Information

Gross margin was 73.5% for the second quarter of 2026 compared with 77.5% for the second quarter of 2025. The decrease was primarily due to higher amortization of intangible assets and inventory write-downs.

Selling, general and administrative (SG&A) expenses were $2.9 billion in the second quarter of 2026, an increase of 10% compared with the second quarter of 2025. The increase was primarily due to higher administrative costs (including investments in IT), as well as higher promotional costs in support of product launches.

Research and development (R&D) expenses were $9.7 billion in the second quarter of 2026 compared with $4.0 billion in the second quarter of 2025. The increase was largely due to a $5.7 billion charge for the acquisition of Terns and higher clinical development spending, partially offset by a $200 million reduction in R&D expenses as part of a funding agreement with Blackstone Life Sciences (Blackstone). R&D expenses in the second quarter of 2025 include a $200 million charge for an upfront payment related to a license agreement with Hengrui Pharma.

Other (income) expense, net, was $99 million of expense in the second quarter of 2026 compared with $7 million of income in the second quarter of 2025. The unfavorability was primarily due to higher net interest expense, partially offset by higher net income from investments in equity securities.

4 Reflects expenses related to business combinations, including the amortization of intangible assets, intangible asset impairment charges, and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs associated with acquisitions and divestitures, as well as amortization of intangible assets related to collaborations, licensing arrangements and asset acquisitions, and recognition of fair value step-up to inventories for asset acquisitions.

The income tax provision for the second quarter of 2026 was $654 million on a pretax loss of $683 million, resulting in an effective income tax rate of (95.9)%. This effective income tax rate includes a 108.9 percentage point unfavorable impact of the charge for the acquisition of Terns, for which no tax benefit was recorded.

GAAP loss per share was $0.54 for the second quarter of 2026 compared with earnings per share of $1.76 for the second quarter of 2025, largely due to higher charges for business development transactions, reflecting a $2.31 per share charge in the second quarter of 2026 for the acquisition of Terns compared with a $0.07 per share charge in the second quarter of 2025 related to a license agreement with Hengrui Pharma.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 81.1% for the second quarter of 2026 compared with 82.2% for the second quarter of 2025. The decrease was primarily due to higher inventory write-downs.

Non-GAAP SG&A expenses were $2.9 billion in the second quarter of 2026, an increase of 10% compared with the second quarter of 2025. The increase was primarily due to higher administrative costs (including investments in IT), as well as higher promotional costs in support of product launches.

Non-GAAP R&D expenses were $9.7 billion in the second quarter of 2026 compared with $4.0 billion in the second quarter of 2025. The increase was largely due to a $5.7 billion charge for the acquisition of Terns and higher clinical development spending, partially offset by a $200 million reduction in R&D expenses as part of a funding agreement with Blackstone. R&D expenses in the second quarter of 2025 include a $200 million charge for an upfront payment related to a license agreement with Hengrui Pharma.

Non-GAAP other (income) expense, net, was $290 million of expense in the second quarter of 2026 compared with $54 million of expense in the second quarter of 2025. The unfavorability was primarily due to higher net interest expense.

The non-GAAP income tax provision for the second quarter of 2026 was $882 million on pretax income of $550 million, resulting in a non-GAAP effective income tax rate of 160.3%. This effective income tax rate includes a 146.2 percentage point unfavorable impact of the charge for the acquisition of Terns, for which no tax benefit was recorded.

Non-GAAP loss per share was $0.13 for the second quarter of 2026 compared with earnings per share of $2.13 for the second quarter of 2025, largely due to higher charges for business development transactions, reflecting a $2.31 per share charge in the second quarter of 2026 for the acquisition of Terns compared with a $0.07 per share charge in the second quarter of 2025 related to a license agreement with Hengrui Pharma.

A reconciliation of GAAP to non-GAAP net (loss) income and EPS is provided in the table that follows.

	Second Quarter
$ in millions, except EPS amounts	2026	2025
EPS
GAAP EPS	$(0.54)	$1.76
Difference	0.41	0.37
Non-GAAP EPS that excludes items listed below[3]	$(0.13)	$2.13

Net (Loss) Income
GAAP net (loss) income[2]	$(1,335)	$4,427
Difference	1,005	939
Non-GAAP net (loss) income that excludes items listed below[2,3]	$(330)	$5,366

Excluded Items:
Acquisition- and divestiture-related costs[4]	$1,090	$594
Restructuring costs	334	779
Income from investments in equity securities	(191)	(61)
Increase to net loss / decrease to net income before taxes	1,233	1,312
Estimated income tax benefit[5]	(228)	(373)
Increase to net loss / decrease to net income	$1,005	$939

Pipeline and Portfolio Highlights

In the second quarter, the Company achieved key regulatory milestones across the portfolio while continuing to advance its broad and diverse pipeline.

•	Oncology:
o	U.S. Food and Drug Administration (FDA) approved KEYTRUDA and KEYTRUDA QLEX, each with WELIREG, for the adjuvant treatment of certain patients with clear cell renal cell carcinoma (ccRCC), based on Phase 3 LITESPARK-022 trial.
▪	Approvals represent first approved combination of a PD-1 and hypoxia-inducible factor-2 alpha inhibitor for these patients.
o	In July, FDA approved expanded use of KEYTRUDA and KEYTRUDA QLEX, each with Padcev, as treatment before and after surgery for adult patients with muscle-invasive bladder cancer (MIBC), including cisplatin eligible patients based on Phase 3 KEYNOTE-B15 trial; the expansion builds upon prior approval of this regimen for cisplatin ineligible patients based on Phase 3 KEYNOTE-905 trial.
o	FDA approved KEYTRUDA and KEYTRUDA QLEX, each with Trodelvy, for the first-line treatment of PD-L1 positive (Combined Positive Score [CPS] ≥10) advanced TNBC, based on Phase 3 KEYNOTE-D19/ASCENT-04 trial.
o	FDA granted Breakthrough Therapy designation (BTD) for calderasib (MK-1084), an investigational oral specific KRAS G12C inhibitor, in combination with KEYTRUDA, for the first-line treatment of patients with advanced or metastatic non-small cell lung cancer (NSCLC) with KRAS G12C-mutation and expressing PD-L1 (tumor proportion score [TPS] ≥1%).

5 Includes the estimated income tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments for all periods presented. Amount in the second quarter of 2025 also includes a $146 million benefit primarily resulting from favorable audit reserve adjustments.

o	Announced that Phase 3 TroFuse-005 trial evaluating sac-TMT, an investigational anti-TROP2 antibody-drug conjugate (ADC) being developed in collaboration with Kelun-Biotech, met its primary endpoints of overall survival (OS) and progression-free survival (PFS) in patients with advanced or recurrent endometrial cancer who have progressed after platinum-based chemotherapy and anti-PD-1/L1 immunotherapy.
▪	First Phase 3 results from the Company’s broad sac-TMT clinical development program, which includes 17 ongoing global Phase 3 trials across multiple tumor types.
o	At the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting, new research was presented across over 25 types of cancer, reinforcing long-term impact of KEYTRUDA and momentum in the Company’s rapidly advancing oncology pipeline, including:
▪	Five-year follow-up data from Phase 2b KEYNOTE-942 trial, in collaboration with Moderna, underscoring continued potential of intismeran autogene (mRNA-4157/V940) in combination with KEYTRUDA for patients with stage III/IV melanoma following complete resection.
▪	Data from Phase 3 OptiTROP-Lung05 trial, led by Kelun-Biotech, evaluating sac-TMT plus KEYTRUDA in China, adding to ongoing research of novel treatment approaches for patients with NSCLC.
▪	Results from final analysis of KEYNOTE-522 evaluating KEYTRUDA in combination with chemotherapy, reporting a continued survival benefit for patients with high-risk early-stage TNBC.

•	Vaccines and Infectious Diseases:
o	In July, presented new data for daily and weekly options across HIV treatment and prevention pipeline at 26th International AIDS Conference (AIDS 2026). Hosted HIV investor event to highlight these data.
▪	In collaboration with Gilead, presented first Phase 3 results for islatravir/lenacapavir (ISL/LEN), an investigational oral once-weekly single-tablet HIV treatment regimen, which maintained virological suppression in adults with HIV who switched antiretroviral therapy. ISL/LEN has the potential to be the first approved oral, once-weekly HIV treatment.
▪	Presented first results from a Phase 2b study evaluating switch to investigational once-weekly oral islatravir and ulonivirine (ISL/ULO) in adults with virologically suppressed HIV-1.
o	Received regulatory approvals in Japan and China for ENFLONSIA for the prevention of RSV lower respiratory tract disease in newborns and infants who are born during or entering their first RSV season.

•	Cardiometabolic and Respiratory:
o	In July, FDA approved LIPFENDRA (enlicitide), the first and only once-daily oral PCSK9 inhibitor, as an adjunct to diet and exercise, to reduce LDL-C in adults with hypercholesterolemia, based on two Phase 3 trials from the CORALreef clinical program: CORALreef Lipids and CORALreef HeFH.
▪	At week 24, LIPFENDRA significantly reduced LDL-C by a placebo-adjusted 56% and 59%, respectively.

•	Immunology:
○	Announced positive topline results from Phase 3 ATLAS-UC induction-only study (Study 2) evaluating tulisokibart (MK-7240), an investigational humanized monoclonal antibody targeting tumor necrosis factor-like cytokine 1A (TL1A), in patients with moderately to severely active ulcerative colitis (UC).
o	Initial topline results from primary analyses of two Phase 2 studies evaluating tulisokibart:
▪	In hidradenitis suppurativa (HS), the study met its primary and key secondary endpoints. Full results will be shared at an upcoming medical meeting.
▪	In systemic sclerosis-associated interstitial lung disease (SSc-ILD), the study did not meet its primary endpoint and will be discontinued. No new safety concerns were identified.

•	Business Development:
o	Completed acquisition of Terns for $6.8 billion.
▪	Added MK-4208, a novel investigational oral allosteric BCR::ABL1 tyrosine kinase inhibitor recently granted BTD by the FDA for the treatment of certain adults with Philadelphia chromosome-positive chronic myeloid leukemia.

Notable recent news releases on the Company’s pipeline and portfolio are provided in the table that follows. Visit the News Releases section of the Company’s website to read the releases.*

Oncology	FDA Approved KEYTRUDA and KEYTRUDA QLEX, Each With WELIREG, for Adjuvant Treatment of Certain Patients With ccRCC; Based on Results From Phase 3 LITESPARK-022 Trial
FDA Approved KEYTRUDA and KEYTRUDA QLEX, Each With Padcev, as Treatment Before and After Surgery for Adults With MIBC; Based on Results From Phase 3 KEYNOTE-B15 Trial, Combined With Previous Approvals Based on Phase 3 KEYNOTE-905 Trial
FDA Approved KEYTRUDA and KEYTRUDA QLEX, Each With Trodelvy, as First-Line Treatment of PD-L1+ Advanced TNBC; Based on Results From Phase 3 KEYNOTE-D19/ASCENT-04 Trial
European Commission Approved KEYTRUDA Plus Padcev as First PD-1 Inhibitor Plus ADC Regimen for Adults With Cisplatin-Ineligible Resectable MIBC; Based on Results From Phase 3 KEYNOTE-905 Trial
FDA Granted BTD for Calderasib (MK-1084), an Investigational KRAS G12C Inhibitor, for Certain Patients With Newly Diagnosed Metastatic KRAS G12C-Mutant NSCLC
The Company Announced TroFuse-005 Trial Evaluating Sac-TMT Met Primary Endpoints of OS and PFS in Certain Patients With Advanced or Recurrent Endometrial Cancer
The Company and Moderna Presented 5-Year Data for Intismeran Autogene in Combination With KEYTRUDA in Patients With High-Risk Stage III/IV Melanoma Following Complete Resection at ASCO 2026
KEYTRUDA as Monotherapy Significantly Improved PFS in Certain Patients With Advanced or Recurrent Endometrial Cancer With Mismatch Repair Deficient Tumors Compared to Chemotherapy; Results From Phase 3 KEYNOTE-C93 Trial
The Company Highlighted New Long-Term Data and Advancements Across Broad Oncology Portfolio and Pipeline Research at ASCO 2026
The Company Completed Acquisition of Terns
Vaccines and Infectious Diseases	The Company, in Collaboration With Gilead, Announced That the Once-Weekly Investigational Oral HIV Treatment Regimen of Islatravir and Lenacapavir (ISL/LEN) Maintained Virological Suppression in People With HIV Who Switched Antiretroviral Therapy
The Company Presented New Data on Daily, Weekly and Monthly Options Across its HIV Treatment and Prevention Pipeline at AIDS 2026
The Company Announced Initial Access Plans for Alimatravir (MK-8527), Its Investigational Once-Monthly Oral Pre-Exposure Prophylaxis in Phase 3 Development; Multi-Faceted Strategy Aims To Enable Rapid, Broad and Sustainable Access to Alimatravir, if Approved, in Low- And Middle-Income Countries
The Company Announced New Agreement With AIDS Drug Assistance Program Crisis Task Force To Improve Access and Care for People Living With HIV
FDA Approved an Additional Indication for CAPVAXIVE in Children and Adolescents Aged 2 Through 17 at Increased Risk for Pneumococcal Disease; Based on Results From Phase 3 STRIDE-13 Trial
Cardiometabolic and Respiratory	FDA Approved LIPFENDRA, the First and Only Once-Daily Oral PCSK9 Inhibitor To Reduce LDL-C in Adults With Hypercholesterolemia; Based on Results From CORALreef Lipids and CORALreef HeFH Trials
Immunology	Tulisokibart Met Primary and Key Secondary Endpoints in the Phase 3 ATLAS-UC Induction-only Study in Patients With Moderately to Severely Active UC
Animal Health	The Company’s Animal Health Business Completed Acquisition of TARGAN, Broadening Its Commercial Poultry Portfolio Through TARGAN’s Innovative High-Speed Biodevice Technology

*References in the above news release titles have been modified for the purpose of this announcement.

Upcoming Investor Event

The Company will hold an Oncology Investor Event to coincide with the European Society for Medical Oncology Congress 2026 on Monday, Oct. 26, 2026, at 6 p.m. CET / 1 p.m. EDT, during which senior management will provide an update on the Company’s oncology strategy and program. The event will take place in Madrid, Spain, and will be accessible via live audio webcast at this weblink.

Full-Year 2026 Financial Outlook

The following table summarizes the Company’s full-year financial outlook.

Full Year 2026
	Updated	Prior
Sales*	$66.3 billion to $67.3 billion	$65.8 billion to $67.0 billion
Non-GAAP Gross margin[3]	Approximately 81%	Approximately 82%
Non-GAAP Operating expenses3**	$42.0 billion to $42.7 billion	$36.0 billion to $36.8 billion
Non-GAAP Other (income) expense, net[3]	Approximately $1.4 billion expense	Approximately $1.3 billion expense
Non-GAAP Effective income tax rate[3]	35.0% to 36.0%	23.5% to 24.5%
Non-GAAP EPS3***	$2.66 to $2.76	$5.04 to $5.16
Share count (assuming dilution)	Approximately 2.48 billion	Approximately 2.48 billion

*The Company does not have any non-GAAP adjustments to sales.

**Includes one-time R&D charges of $9.0 billion for the acquisition of Cidara Therapeutics, Inc. (Cidara) and $5.7 billion for the acquisition of Terns. Outlook does not assume any additional significant potential business development transactions.

***Includes one-time charges of $3.62 per share for the acquisition of Cidara and $2.31 per share for the acquisition of Terns.

The Company has not provided a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other (income) expense, net, non-GAAP effective income tax rate and non-GAAP EPS to the most directly comparable GAAP measures, given it cannot predict with reasonable certainty the amounts necessary for such a reconciliation, including intangible asset impairment charges, legal settlements, and income and losses from investments in equity securities either owned directly or through ownership interests in investment funds, without unreasonable effort. These items are inherently difficult to forecast and could have a significant impact on the Company’s future GAAP results.

The Company is raising and narrowing the range for its full-year sales outlook and now anticipates full-year 2026 sales to be between $66.3 billion and $67.3 billion, including a positive impact from foreign exchange of approximately 1% at mid-July 2026 exchange rates.

The Company now expects the full-year non-GAAP effective income tax rate to be between 35.0% and 36.0%, including the impact of the non-tax deductible one-time charges for the acquisitions of Cidara and Terns.

The Company now expects full-year 2026 non-GAAP EPS to be between $2.66 and $2.76, including a positive impact from foreign exchange of approximately $0.15 per share at mid-July 2026 exchange rates. This range includes one-time charges of $9.0 billion, or $3.62 per share, related to the acquisition of Cidara and $5.7 billion, or $2.31 per share, related to the acquisition of Terns. This range also includes costs of approximately $0.12 per share to finance the Terns acquisition and advance MK-4208. The charges related to Terns were not previously included in the outlook. In 2025, non-GAAP EPS of $8.98 was negatively impacted by one-time charges of $0.20 per share in the aggregate related to certain business development transactions.

Consistent with past practice, the financial outlook does not assume additional significant potential business development transactions.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call on Tuesday, Aug. 4, at 9 a.m. EDT via this weblink. A replay of the webcast, along with the sales and earnings news release, supplemental financial disclosures and slides highlighting the results, will be available on the Company’s website.

All participants may join the call by dialing (800) 369-3351 (U.S. and Canada Toll-Free) or (517) 308-9448 and using the access code 9818590.

About Our Company

At Merck & Co., Inc., Rahway, N.J., USA, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “Company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the Company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the Company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Appendix

Generic product names are provided below.

Pharmaceutical
BRIDION (sugammadex)
CAPVAXIVE (Pneumococcal 21-valent Conjugate Vaccine)

ENFLONSIA (clesrovimab-cfor)

GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant)
GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant)

JANUMET (sitagliptin and metformin HCl)
JANUVIA (sitagliptin)
KEYTRUDA (pembrolizumab)
KEYTRUDA QLEX (pembrolizumab and berahyaluronidase alfa-pmph)

LAGEVRIO (molnupiravir)
Lenvima (lenvatinib)

LIPFENDRA (enlicitide)
Lynparza (olaparib)
M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live)
OHTUVAYRE (ensifentrine)

PREVYMIS (letermovir)
PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live)

VARIVAX (Varicella Virus Vaccine Live)

VAXNEUVANCE (Pneumococcal 15-valent Conjugate Vaccine)

WELIREG (belzutifan)
WINREVAIR (sotatercept-csrk)

Animal Health
BRAVECTO (fluralaner)

###

Media Contacts:	Investor Contacts:

Michael Levey	Peter Dannenbaum
michael.levey@msd.com	(732) 594-1579

John Cummins	Steven Graziano
john.cummins2@msd.com	(732) 594-1583

MERCK & CO., INC., RAHWAY, N.J., USA

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	2Q26	2Q25	% Change	June YTD 2026	June YTD 2025	% Change
Sales	$16,607	$15,806	5%	$32,893	$31,335	5%

Costs, Expenses and Other
Cost of sales	4,395	3,557	24%	8,590	6,976	23%
Selling, general and administrative	2,904	2,649	10%	5,604	5,202	8%
Research and development	9,741	4,048	*	22,333	7,669	*
Restructuring costs	151	560	-73%	346	629	-45%
Other (income) expense, net	99	(7)	*	237	(43)	*
(Loss) Income Before Taxes	(683)	4,999	*	(4,217)	10,902	*
Income Tax Provision	654	571		1,363	1,388
Net (Loss) Income	(1,337)	4,428	*	(5,580)	9,514	*
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(2)	1		(5)	8
Net (Loss) Income Attributable to Merck & Co., Inc., Rahway, N.J., USA	$(1,335)	$4,427	*	$(5,575)	$9,506	*

(Loss) Earnings per Common Share Assuming Dilution (1)	$(0.54)	$1.76	*	$(2.26)	$3.77	*

Average Shares Outstanding Assuming Dilution (1)	2,470	2,513		2,471	2,522
Tax Rate	-95.9%	11.4%		-32.3%	12.7%

* 100% or greater

(1) Because the Company recorded a net loss in both the second quarter and first six months of 2026, no potential dilutive common shares were used in the computations of loss per common share assuming dilution as the effects would have been anti-dilutive.

MERCK & CO., INC., RAHWAY, N.J., USA

THREE AND SIX MONTHS ENDED JUNE 30, 2026 GAAP TO NON-GAAP RECONCILIATION

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- and Divestiture-Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Adjustment Subtotal	Non-GAAP
Second Quarter
Cost of sales	$4,395	1,067		184				1,251	$3,144
Selling, general and administrative	2,904	17						17	2,887
Research and development	9,741	6		(1)				5	9,736
Restructuring costs	151			151				151	–
Other (income) expense, net	99					(191)		(191)	290
Loss Before Taxes	(683)	(1,090)		(334)		191		(1,233)	550
Income Tax Provision (Benefit)	654	(219	)(3)	(50	)(3)	41	(3)	(228)	882
Net Loss	(1,337)	(871)		(284)		150		(1,005)	(332)
Net Loss Attributable to Merck & Co., Inc., Rahway, N.J., USA	(1,335)	(871)		(284)		150		(1,005)	(330)
Loss per Common Share Assuming Dilution (4)	$(0.54)	(0.35)		(0.12)		0.06		(0.41)	$(0.13)

Tax Rate	-95.9%								160.3%

June YTD
Cost of sales	$8,590	2,081		421				2,502	$6,088
Selling, general and administrative	5,604	49						49	5,555
Research and development	22,333	6		33				39	22,294
Restructuring costs	346			346				346	–
Other (income) expense, net	237					(371)		(371)	608
Loss Before Taxes	(4,217)	(2,136)		(800)		371		(2,565)	(1,652)
Income Tax Provision (Benefit)	1,363	(421	)(3)	(135	)(3)	80	(3)	(476)	1,839
Net Loss	(5,580)	(1,715)		(665)		291		(2,089)	(3,491)
Net Loss Attributable to Merck & Co., Inc., Rahway, N.J., USA	(5,575)	(1,715)		(665)		291		(2,089)	(3,486)
Loss per Common Share Assuming Dilution (4)	$(2.26)	(0.70)		(0.27)		0.12		(0.85)	$(1.41)

Tax Rate	-32.3%								-111.3%

Only the line items that are affected by non-GAAP adjustments are shown.

The Company is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the Company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the Company along with other metrics. In addition, annual employee compensation, including senior management’s compensation, is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales reflect expenses for the amortization of intangible assets, as well as the recognition of fair value step-up of inventories related to the 2025 Verona Pharma plc acquisition. Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures.

(2) Amounts primarily include employee separation costs, accelerated depreciation and asset impairment charges associated with facilities to be closed or divested, as well as contractual termination costs, associated with activities under the Company's formal restructuring programs.

(3) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(4) Because the Company recorded a net loss in both the second quarter and first six months of 2026, no potential dilutive common shares were used in the computations of loss per common share assuming dilution as the effects would have been anti-dilutive.

MERCK & CO., INC., RAHWAY, N.J., USA

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2026			2025						2Q		June YTD
	1Q	2Q	June YTD	1Q	2Q	June YTD	3Q	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$16,286	$16,607	$32,893	$15,529	$15,806	$31,335	$17,276	$16,400	$65,011	5	4	5	3
PHARMACEUTICAL	14,349	14,760	29,109	13,638	14,050	27,688	15,611	14,843	58,142	5	4	5	3
Oncology
Keytruda	7,906	7,904	15,810	7,205	7,956	15,161	8,142	8,337	31,641	-1	-2	4	2
Keytruda Qlex	128	463	590				5	35	40	-	-	-	-
Alliance Revenue – Lynparza (2)	341	365	706	312	370	682	379	389	1,450	-1	-2	4	2
Alliance Revenue – Lenvima (2)	256	283	539	258	265	523	258	272	1,053	7	6	3	2
Welireg	199	271	470	137	162	300	196	220	716	67	67	57	56
Alliance Revenue – Reblozyl (3)	148	122	270	119	107	226	136	164	525	15	15	20	20
Vaccines (4)
Gardasil/Gardasil 9	1,069	1,169	2,238	1,327	1,126	2,453	1,749	1,031	5,233	4	3	-9	-10
ProQuad/M-M-R II/Varivax	538	592	1,130	539	609	1,148	684	619	2,451	-3	-3	-2	-3
Vaxneuvance	202	148	350	230	229	459	226	140	825	-35	-36	-24	-26
RotaTeq	206	134	340	228	121	349	204	119	673	10	9	-3	-4
Capvaxive	142	184	325	107	129	236	244	279	759	42	40	38	36
Enflonsia	1	2	3				79	21	100	-	-	-	-
Cardiometabolic & Respiratory
Winrevair	525	588	1,114	280	336	615	360	467	1,443	75	75	81	81
Ohtuvayre	131	204	335					178	178	-	-	-	-
Alliance Revenue - Adempas/Verquvo (5)	109	126	235	106	123	229	112	129	470	3	3	3	3
Adempas (6)	78	78	156	68	80	147	82	83	312	-2	-4	6	1
Infectious Diseases
Bridion	472	497	969	441	461	902	439	499	1,841	8	8	7	7
Prevymis	272	295	568	208	228	436	266	275	978	29	28	30	27
Delstrigo	75	101	176	67	83	150	77	79	306	21	17	17	10
Zerbaxa	82	77	159	70	74	145	81	87	312	4	2	10	8
Isentress/Isentress HD	59	60	119	90	86	176	82	67	325	-30	-31	-32	-33
Dificid	34	22	56	83	96	179	43	25	247	-77	-77	-69	-69
Lagevrio	28	5	32	102	83	185	138	57	380	-95	-95	-82	-83
Diabetes
Januvia	367	258	625	549	372	921	382	302	1,604	-31	-30	-32	-32
Janumet	207	171	378	247	251	498	243	199	940	-32	-33	-24	-25
Other Pharmaceutical (7)	774	641	1,416	865	703	1,568	1,004	770	3,340	-9	-9	-10	-11
ANIMAL HEALTH	1,791	1,775	3,566	1,588	1,646	3,234	1,615	1,505	6,354	8	5	10	6
Livestock	1,064	1,041	2,105	924	961	1,885	1,023	987	3,896	8	6	12	7
Companion Animal	727	734	1,461	664	685	1,349	592	518	2,458	7	5	8	4
Other Revenues (8)	146	72	218	303	110	413	50	52	515	-35	-34	-47	-6

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.
(1) Only select products are shown.
(2) Alliance Revenue represents the Company's share of profits, which are product sales net of cost of sales and commercialization costs.
(3) Alliance Revenue represents royalties.
(4) Total Vaccines sales were $2,314 million and $2,361 million in the first and second quarter of 2026, respectively, and $2,607 million and $2,370 million in the first and second quarter of 2025, respectively.
(5) Alliance Revenue represents the Company's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.
(6) Net product sales in the Company's marketing territories.
(7) Includes Pharmaceutical products not individually shown above. Also reflects total alliance revenue for Koselugo of $161 million and $10 million in the first and second quarter of 2026, respectively, and $44 million and $43 million in the first and second quarter of 2025, respectively.
(8) Other Revenues are comprised primarily of revenues from third-party manufacturing arrangements and miscellaneous corporate revenues, including revenue-hedging activities. Other Revenues related to the receipt of milestone payments for out-licensed products were $132 million and $0 million in the first and second quarter of 2026, respectively, and $95 million and $5 million in the first and second quarter of 2025, respectively.